EXHIBIT 21

Subsidiaries of United Community Banks, Inc.

Subsidiary	State of Organization
United Community Bank	Georgia
United Community Insurance Services, Inc.	Georgia
Union Holdings, Inc.	Nevada
Union Investments, Inc.	Nevada
United Community Mortgage Services, Inc.	Georgia
United Community Development Corporation	Georgia
UCB North Georgia Properties, Inc.	Georgia
UCB Metro Properties, Inc.	Georgia
UCB Coastal Properties, Inc.	Georgia
UCB Tennessee Properties, Inc.	Tennessee
UCB North Carolina Properties, Inc.	North Carolina
UCB Real Estate Investments, Inc.	Georgia
Owen Glen, Inc.	Georgia
UCB Metro Real Estate Investments, Inc.	Georgia
UCBI Georgia Credits LLC	Georgia
United Community Capital Trust	Delaware
United Community Capital Trust II	Delaware
United Community Statutory Trust I	Connecticut
United Community Statutory Trust II	Delaware
United Community Statutory Trust III	Delaware
Southern Bancorp Capital Trust I	Delaware
United Community Risk Management Services, Inc.	Nevada